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                                                                    Exhibit 10.3

                   CONFIDENTIAL TREATMENT REQUESTED - REDACTED

                   MARKETING AND PRODUCT DEVELOPMENT AGREEMENT

         This Agreement (the "Agreement") is made and entered into as of the 4th day of August, 1997 by and between ICARUS Corporation, a Maryland corporation ("ICARUS"), whose principal office is located at I Central Plaza, 11300 Rockville Pike, Rockville Maryland 20852, and SRI Consulting, Inc., a California corporation ("SRIC"), whose principal office is located at 333 Ravenswood Menlo Park, California 94025 USA.

                                   WITNESSETH:

         WHEREAS, ICARUS is the provider of preeminent commercial process/project evaluation software and over its 28-year market presence has developed a reputation and software technology that is used by hundreds of companies in over 35 countries;

         WHEREAS, SRIC is one of the leading providers of process economics information for the chemical and energy industry;

         WHEREAS, the parties desire to jointly develop and market a new suite of products that will build upon the knowledge base of SRIC's Process Economics Program (PEP) and ICARUS' expertise in project engineering, cost estimating, and scheduling of engineering and construction;

         WHEREAS, the parties also desire to jointly market each other's existing products to the extent described in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, conditions, and obligations hereinafter set forth, SRIC and ICARUS agree as follows:

         1.       DEFINITION OF TERMS

                  FOR PURPOSES OF THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS

indicated:

                  a. "CATEGORIES OF INFORMATION" means the conceptual groupings of information and data which may include supporting documentation in electronic or hard copy format. Categories of Information include, but are not limited to, process data, graphical representations, comparative economic results, technical specifications, visualization aids, cost summaries, and detailed data. The detailed data will contain information relating to a particular process such as but not limited to the process description, process design, plot plan, equipment arrangement, equipment costs and lists, bulk material and associated field manpower listings, offsites, basic engineering, detailed engineering, procurement, and home office work products, drawing lists, and effort hours, engineering and construction schedules, operating costs, and maintenance costs.
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         b. "ICARUS" means ICARUS Corporation.

         c. "ICARUS MARKETING CHANNELS" means the ICARUS direct sales and marketing force, ICARUS' affiliates, and ICARUS' worldwide network of dealers, distributors, sales agents, and business partners, as the same may be determined or altered by ICARUS from time to time.

         d. "ICARUS MARKS" means the names "ICARUS" and "ICARUS 2000" as well as the logo or logos set forth on Exhibit A used in any form or format, style or design, as well as any goodwill and rights, at common law or otherwise, pertinent thereto, and refers to trademarks, service marks, and trade names.

         e. "ICARUS PROCESS EVALUATOR" and/or "IPE" means a system of computer programs trademarked by ICARUS and/or its affiliates and associated documentation, firmware, technology and know-how owned and/or licensed by ICARUS for use in determining the capital cost, operating costs, and financial information for a processing facility in the chemical processing, energy producing, petrochemical, pharmaceutical, food, pulp and paper, ore beneficiation and related industries.

         f. "ICARUS 2000" means a system of computer programs trademarked by ICARUS and associated documentation, firmware, technology and know-how owned and/or licensed by ICARUS for use in preliminary design and estimating in the construction of facilities in the chemical processing, energy producing, petrochemical, pharmaceutical, food, pulp and paper, ore beneficiation and related industries.

         g. "ICARUS TECHNOLOGY" means the proprietary computer software owned and/or licensed by ICARUS relating to the equipment selection, equipment sizing, cost estimating, scheduling, project management, CAE, CAD, expert systems, expert systems development, knowledge bases, object database, knowledge based and object database driven graphics, and their associated data, information, and know-how, including but not limited to ICARUS Process Evaluator (IPE), and ICARUS 2000, together with all modifications, enhancements, upgrades thereof, or new products or technology made or developed from time to time.

         h. "INTELLECTUAL PROPERTY RIGHTS" means all copyrights (including, without limitation, the exclusive right to use, make recordings of, reproduce, modify, adapt, edit, enhance, maintain, support, market, sell, rent, sell for rental, sublicense, distribute copies of, publicly and privately display and publicly and privately perform, exploit, exhibit, the copyrighted work and to prepare derivative works), patent rights, trade secrets, trademarks, service marks, moral rights, author's rights, contract and licensing rights, and other intellectual property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, regardless of


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whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction.

         i. "JOINTLY DEVELOPED PRODUCT" means a software end product that is developed by SRIC and ICARUS and that contains portions of the PEP Knowledge Base or other SRIC Technology and portions of ICARUS Technology and that is marketed by the SRIC Marketing Channels and the ICARUS Marketing Channels.

         j. "JOINTLY DEVELOPED MARKS" means any trademarks, service marks, trade names and logos used in any form or format, style or design, as well as any goodwill and rights, at common law or otherwise, pertinent thereto, created or developed by SRIC and ICARUS in connection with the marketing and distribution of the Jointly Developed Products. "Jointly Developed Marks" shall not include the ICARUS Marks or the SRIC Marks.

         k. "PEP KNOWLEDGE BASE" means the process engineering information, data, and know-how owned and/or licensed by SRIC relating to the Process Economics Program (PEP).

         1. "PROPRIETARY INFORMATION" means all confidential or proprietary information of one party disclosed to the other, either orally or in writing, including but not limited to software, technology, documentation, data, source code, methods, procedures, program functionality, know-how, trade secrets, copyrights, patents, discoveries, inventions, techniques, processes, algorithms, designs, schematics, contracts, customer lists, financial information, sales and marketing information, and other business information.

         m. "SRIC" means SRI Consulting, Inc. a wholly-owned subsidiary of SRI International.

         n. "SRIC MARKETING CHANNELS" means the SRIC direct sales and marketing force, SRIC's affiliates, and SRIC's network of distributors, sales agents, and business partners, as the same may be determined or altered by SRIC from time to time.

         o. "SRIC MARKS" means the names "SRI Consulting," and "SRI Consulting, a subsidiary of SRI International," as well as the logo or logos set forth on Exhibit B used in any form or format, style or design, as well as any goodwill and rights, at common law or otherwise, pertinent thereto, and refers to trademarks, service marks, and trade names.

         p. "SRIC TECHNOLOGY" means any proprietary intellectual property (e.g., software, hardware, methodologies, copyrighted materials) owned and/or licensed by SRIC and its affiliates, including but not limited to the PEP Knowledge Base, together with all modifications, enhancements, upgrades thereof, or new products or technology made or developed from time to time.


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         2.      DURATION

                 a. Except as otherwise provided herein, the term of this Agreement will commence on the date first written above and will terminate on the fourth anniversary thereof unless extended in writing by mutual agreement of the parties.

                 b. Either party may at any time, upon six months prior written notice, terminate this Agreement prior to its scheduled expiration date if revenues from the sale, license or other distribution of existing products and programs of such party have declined due to the sale, license or other distribution of the Jointly Developed Products.

                 c. Either party may, by written notice to the other party, terminate this Agreement under the following conditions:

                    i. If the other party shall have failed to carry out any of its obligations under this Agreement, or if any other condition arises from default of such other party which interferes or threatens to interfere with the successful carrying out of the activities contemplated by this Agreement. If such condition continues for a period of fourteen days following such notice, the party who gave such notice may, at its option, terminate this Agreement upon thirty days written notice to the other party.

                    ii. If any representation or warranty made by the other party herein was false or misleading in any material respect as of the date of this Agreement.

                    iii. If the activities contemplated hereunder have been suspended due to a "force majeure event" described in Section 2(e).

                    iv. If the other party files a petition in bankruptcy or is adjudged a bankrupt, or if a petition in bankruptcy is filed against such party (and is not dismissed within sixty (60) days thereafter), or if such party becomes insolvent or makes an assignment for the benefit of creditors, or if such party discontinues its business, or if a receiver is appointed for such party or such party's business who is not discharged within sixty (60) days.

                 d. Upon the expiration or earlier termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except as otherwise provided herein. Notwithstanding such expiration or termination, each party shall remain liable for any breach of this Agreement, and shall remain obligated to pay over to the other party at the times stated in Section 8(d) its share of any and all fees, revenues, and other amounts payable hereunder with respect to any end-user agreements entered into on or prior to the date of expiration or termination. In addition, upon the expiration or earlier termination of this Agreement for any


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reason, each party shall take immediate steps to terminate the activities in a prompt and orderly manner and to reduce losses and to keep further expenditures to a minimum.

                  e. Each party shall promptly notify the other party in writing of the occurrence of any force majeure event. As used herein, "force majeure" shall mean events attributable to any one of the following causes:

                     i. Natural causes, such as earthquakes, typhoons, storms, floods, epidemics, and other similar causes affecting activities to such an extent as makes it impossible or impracticable for either party to carry out, in whole or in part, its obligations under this Agreement.

                     ii. Human causes, such as war, armed invasions, revolution, insurrection, blockade, riot, civil disturbance, strikes, or other analogous or similar causes, including the occurrence of a national banking moratorium, to such an extent as makes it unsafe, impossible, or impracticable for either party to carry out, in whole or impart, its obligations under this Agreement.

                     On the day of giving or receiving such notice of force majeure, each party shall be relieved from liability for any failure to carry out its obligations due to the occurrence of such force majeure event. If the force majeure event continues for a period exceeding ninety days, either party may terminate this Agreement by giving thirty days written notice to the other.

         3.       JOINTLY DEVELOPED PRODUCTS

                  a. Products. The parties hereby agree to develop and market Jointly Developed Products to provide specific capital and operating cost estimates to companies studying technology selection or upgrade for construction and investment in selected product areas. Jointly Developed Products will initially include a "Business Model" and a "Project Model." Jointly Developed Products may also include a "PEPCOST/ICARUS Cost Estimation Program." The following is a general description of these products:

                     i. Business Model: The Business Model will be a software program that will contain several Categories of Information relating to a particular process design. The Business Model will be an interactive multi-media electronic document that is driven from an individual PEP process reflecting the PEP technical content and the process estimation (capital and operating) cost results of the ICARUS Technology. Because of the vast quantity of information to be contained in a Business Model, the parties anticipate that the media used for product delivery will be CD-ROM. There will also be a summary narrative that describes the various subsets of Categories of Information referred to in the Business Model. Examples of narratives and types of information may include items such as Process Flow Diagrams (PFD's),


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Piping & Instrumentation Diagrams (P&ID's), Scope of Work Narratives,
Contingency Analyses, and other topics suitable for the particular process.

         ii. Project Model: The Project Model will be supplied on software media that contains the PEP-based input data for ICARUS 2000 and ICARUS Process Evaluator (IPE) for a specific process that will enable the customer who is a user of ICARUS 2000 and/or ICARUS Process Evaluator (IPE) to prepare certain project information (cost estimate, schedule of engineering and construction) for the particular process. There may also be a Project Model offering that includes a license of ICARUS 2000.

         iii. PEPCOST/ICARUS Cost Estimation Program: The parties will explore the viability of a PEPCOST/ICARUS modified cost estimation program targeted at serving the R&D/planning/technology development cost estimation needs of both operating companies and E&Cs. The parties anticipate that this product will essentially provide the PEPCOST level of detail and presentation in a mode compatible with more powerful, more detailed versions of some ICARUS software (e.g., IPE, Icarus 2000). The utilities consumption estimate module of PEPCOST is a particular feature that may be included in this cost estimation program.

    b. Development Schedule. The anticipated development schedule for the Business Model and Project Model is as follows, and is expected to begin after this Agreement has been signed by both parties:

         i. Prototype for ethyl benzene (EB): June-September 1997 alpha, beta testing by both parties with selected potential and existing clients. The alpha prototype will use the ICARUS 2000 run (report) based on the PEP input of design bases and major equipment listings for Mobil/Badger EB process. The GUI screens developed by ICARUS, augmented with an icon for production cost information, will be used as the "front end." SRIC will provide current Mobil/Badger EB production cost information for use in the prototype model.

         ii. Additional product schedule: To be determined by September 1997. The parties intend to develop up to 10-20 products (with multiple processes) each six months during the term of this Agreement, subject to each party's review and customer acceptance. SRIC will provide the PEP input of design bases and major equipment listings for each product, and ICARUS will run the initial cost estimations.

         iii. Custom client requests: The parties will use their best efforts to develop mechanism/pricing to handle custom client requests for evaluations.

    c. Marketing. The parties agree to jointly market the Jointly Developed Products on a worldwide basis by utilizing the ICARUS Marketing Channels and the SRIC Marketing Channels. The parties will develop a collaborative marketing plan to coincide with the


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initial marketing of the beta version of the first Jointly Developed Product.
The marketing plan is expected to detail sales strategy and joint marketing activities such as press releases, trade shows, technology conferences, user conferences, and technical articles. Subject to Section 6(h) and 7(b)(iii), the parties will market the Jointly Developed Products under the joint names of each party with each party's name receiving equal prominence on all packaging, documentation and other marketing and sales materials.

         4.       JOINT MARKETING OF EXISTING ICARUS PRODUCTS AND SRIC'S
                  PEP PRODUCTS

                  Each party will use its reasonable efforts to identify leads for the existing products of the other party, to be turned over to the party for follow-up. The parties anticipate that they will jointly market each other's products as follows:

                  a. Within the first month of the term of this Agreement, each party will, subject to Section 6(h):

                           i.       Notify its existing customer base of this
Agreement. Marketing vehicles anticipated to be used include ICARUS' newsletter and the PEP Bulletin, a PEP Special Notice, and other ongoing market communication lines.

                           ii.      Reference each other in promotional
materials.

                           iii.     Exchange customer lists.  Customer lists
provided are anticipated to include the names of the current PEP Program and ICARUS licensee contacts. The disclosure and use of each party's customer lists will be subject to Section 9 (Confidential Information).

                           iv.      Provide basic sets of promotional materials
to each another in electronic and print form.

                  b. Within the first quarter of the term of this Agreement, each party will:

                           i.       Provide hotlinks to the other's web pages
(ICARUS' and PEP's).

                           ii.      Agree upon new sets of joint promotional
material referencing each other's existing products.

         5.       OTHER DEVELOPMENT ACTIVITIES

                  In addition to the marketing and development activities described above, two additional development activities are anticipated to be pursued under this Agreement, as follows:


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         a. Reengineering of PEP Report preparation to incorporate ICARUS (or
ICARUS/PEPCOST) cost estimating procedures and Icarus' simulator or CAD links. This development will constitute more of a "behind the scenes" operation, but is expected to be potentially valuable to ICARUS and SRIC for insights into new ways of working, and building an extended value network.

               i. The parties expect to target 1-3 "New" reports in the first year of this Agreement.

               ii. SRIC's PEP staff will lead this development, with an Icarus contact on the project team.

         b. Joint SRIC/ICARUS development of products outside the PEP domain, such as mines and minerals, biotechnology, and electronics. The parties will undertake a review of such additional products at six month intervals. Initiation will require the consent of both parties. If such products proceed to the product development and marketing stages, the parties will amend this Agreement accordingly.

    6.   PERFORMANCE OF MARKETING AND DEVELOPMENT ACTIVITIES

         a. Management Committee; Contact Persons. The marketing and development activities contemplated hereunder shall be carried out under the ultimate direction of a management committee comprised of four to six representatives, one-half to be designated by SRIC and one-half to be designated by ICARUS. The management committee shall meet once per calendar quarter during the term hereof at the principal place of business of each party (on a rotating basis. All actions of the management committee shall be taken by unanimous vote. During the time that the management committee is not meeting, the following individuals shall (except as otherwise provided herein), subject to any restrictions imposed by the management committee, have general supervisory authority and control over the marketing and development activities contemplated hereunder:

         SRIC.        Primary contact:    Process Economics Program Director
                                         (Sara Soder)

                      Secondary contact:  Vice President, Chemicals & Energy
                                          Group (Emilio Cvitkovic)

         ICARUS.      Primary contact:    Herbert G. Blecker, President
                      Secondary contact:  Mr. William F. Geritz

Either party may change such designation at any time by notice to the other party.


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         b. Staffing and Resources. The management committee will determine the appropriate amount of staffing and other resources to be devoted to the marketing and development activities contemplated hereunder.

         c. Budget. Prior to the initiation of each Jointly Developed Product, the management committee will prepare a budget with respect to the marketing and promotion of such product. The budget shall set forth the expected costs and expenses to be incurred with respect to such marketing effort. Each party shall contribute a mutually agreed amount toward payment of such expenses. All expenses incurred in excess of the budgeted amount shall be the sole responsibility of the party incurring such expenses, except as otherwise agreed.

         d. End-User Support. The management committee will determine the appropriate amount of support to be provided by each party to the end-users of the Jointly Developed Products, including documentation and training activities. Notwithstanding the foregoing, each party shall be responsible for the performance, maintenance, user documentation, technical documentation, and technical support to end-users with respect to its own software modules that are part of any Jointly Developed Product. The primary technical support for the SRIC Technology incorporated in a Jointly Developed Product shall be directly from SRIC to the end-user, and the primary technical support for the ICARUS Technology incorporated in a Jointly Developed Product shall be directly from ICARUS to the end-user. Each party shall conduct all technical support to end-users in accordance with the standard of care described in Section 6(f) regardless of which party completed the sale, license or other distribution. Notwithstanding the expiration or earlier termination of this Agreement, each party will continue to provide support to end-users as provided above to the extent required by the applicable license agreement with the end-user.

         e. Prohibition against Recruitment. Each party agrees not to directly or indirectly recruit each other's employees during the term of this Agreement and for a period of one year after the expiration or earlier termination of this Agreement.

         f. Standard of Care. Each party agrees to assign professionally qualified personnel to the marketing and development of the Jointly Developed Products and the other activities contemplated hereunder and to carry out such activities in conformity with generally accepted professional standards. Each party shall exercise all reasonable skill, care, and diligence in the performance of its obligations under this Agreement. Each party will be found to have fulfilled all contractual obligations by diligently applying its best technical efforts to the performance thereof within the time and cost limitations contemplated hereby. Notwithstanding the foregoing, each party's Technology contributed for development of Jointly Developed Products shall be deemed contributed in "As Is" condition, without warranty or representation, with each party assuming the risk of performance or non-performance thereof.


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         g. Information Sharing. Each party shall provide the other party with copies of or access to any information and materials in such party's possession that the other party reasonably requires to carry out the activities. The party receiving such materials shall use them solely for the purpose of carrying out the activities. The confidentiality provisions of this Agreement (Section 9) shall apply to the use of such materials. Any information of a general, conceptual nature may be retained by either party for its own use and made a part of its research data base, subject to Section 10 (Other Activities).

         h. Promotional Materials. Each party agrees that it will not use the name of the other party, either expressed or implied, in any of its advertising or sales promotional materials or web sites without the prior written approval of the other party. Neither party will issue any publicity releases or other promotional materials or create or contract for any web sites or web site links describing the Jointly Developed Products or the other activities contemplated by this Agreement without the prior written approval of the other party. In the event that either party intends to distribute outside of its own organization any brochure issued by the other party that discusses the marketing and development activities contemplated by this Agreement, such brochure shall be used in its entirety, unless any proposed summary or abridgment of the brochure has first been approved by the other party in writing.

         i. End-User Licensing. All end-user licensing agreements for the Jointly Developed Products will be in such form as is mutually agreed to in advance by each of the parties. All end user use shall be by license agreement only unless ICARUS and SRIC agree otherwise.

         j. Individual Responsibilities. The parties agree that they shall individually be responsible for the following activities during the term hereof:

            i. SRIC. SRIC agrees that it will:

                    (1) provide all necessary technical support information that the parties mutually agree is needed by the ICARUS development team in order to complete the Jointly Developed Products;

                    (2) supply ICARUS with new versions of pertinent SRIC Technology/PEP Knowledge Base as they are developed and/or released to SRIC customers as needed by ICARUS to develop, market, sell, maintain, and technically support the Jointly Developed Products;


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                  (3)      be responsible for the preparation of all input of
                           process information for each process selected for a Jointly Developed Product; and

                  (4) promptly after execution and delivery of this Agreement, provide ICARUS with one up-to-date copy of each document prepared by SRIC relating to the processes in the PEP program chosen for joint product development so that ICARUS (x) may become familiar with such processes that are candidates for development of Jointly Developed Products, (y) can prepare the necessary project engineering information that will be incorporated in each selected process in the Jointly Developed Products, and (z) can provide technical support related to the Jointly Developed Products.

         ii. ICARUS. ICARUS agrees that it will:

                  (1) be solely responsible to develop, and make all modifications and enhancements to, all software in Jointly Developed Products;

                  (2) determine the appropriate method of copy protection required (if any) for all Jointly Developed Products;

                  (3) be responsible for the duplication of all software on all media which is part of any Jointly Developed Product.ICARUS will have the right to duplicate media containing SRIC Technology that is part of any Jointly Developed Product prepared for customer sale at no additional charge to ICARUS except as described in Section 8; and

                  (4) be responsible for the preparation of all input and output of project information including but not limited project infrastructure, offsites, and site development.

    k. Insurance. During the term of this Agreement, each party shall, in its individual name and at its sole cost and expense, procure and maintain in full force and effect insurance covering the marketing and development activities contemplated hereunder, in such amounts and


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with such deductibles as are customarily maintained by others engaged in similar businesses. Within ten (10) days after execution and delivery of this Agreement, each party shall furnish to the other a certificate of insurance evidencing such coverage, and thereafter, shall furnish renewal certificates no later than thirty (30) days after the renewal date.

         1. Accounting; Financial Reporting. At all times during the term of this Agreement, each party shall keep accurate books of account in which all matters relating to the activities contemplated hereunder, including all license fees, shall be entered. The books of account shall be kept on an accrual basis and shall be open to examination by either party and its authorized representatives at all reasonable times at each party's principal place of business. Upon request of either party, the other party shall engage a mutually acceptable accounting firm to perform an annual audit of such other party's books of account insofar as they relate to the activities contemplated hereunder (it being agreed that KPMG Peat Marwick LLP or Grant Thornton are each acceptable). Each party agrees to provide to the other party (at such other party's expense) all such financial information as such other party shall reasonably require to satisfy the tax and financial reporting obligations of such party with respect to the activities contemplated hereunder.

         m. Tax Returns. Each party shall be responsible for the preparation of its own federal, state and local income and other tax returns relating to the activities contemplated hereunder.

    7.   INTELLECTUAL PROPERTY

         a. Technology/Knowdge Base Ownership. The parties hereby agree that, except as otherwise provided in this Agreement:

            i. SRIC will continue to have exclusive rights of ownership, licensing, and marketing of the PEP Knowledge Base and SRIC Technology contributed to the Jointly Developed Products, including such technology contributed or developed by SRIC pursuant to section 6j (i) hereof.

            ii. ICARUS will continue to have exclusive rights of ownership, licensing, and marketing of ICARUS Technology contributed to the Jointly Developed Products, including such technology contributed or developed by ICARUS pursuant to Section 6j (ii) hereof.

            iii. Except as otherwise specified in this Agreement, neither party will have any rights to use any Intellectual Property Rights (including but not limited to the SRIC Marks and the ICARUS Marks) or Technology owned and/or licensed by the other party.


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         b. Licensing of Technology and Marks.

              i. During the term of this Agreement, SRIC hereby grants to ICARUS a nonexclusive (subject to Section 10), royalty-free, worldwide license to use the SRIC Technology in the development, production, marketing, sale, license and other distribution of the Jointly Developed Products, and ICARUS hereby grants to SRIC a nonexclusive (subject to Section l0), royalty-free, worldwide license to use the ICARUS Technology in the development, production, marketing, sale, license and other distribution of the Jointly Developed Products. Said license shall not be sublicenseable and shall not be transferable except in connection with an assignment or transfer of this Agreement made in accordance with Section l5(f).

              ii. Notwithstanding Section 7(a), ICARUS shall license a two (2) user system of ICARUS 2000 Windows NT software to SRIC at no charge to SRIC during the term of this Agreement so that SRIC can prepare input to ICARUS 2000 for the jointly selected processes that SRIC and ICARUS will be marketing in the Jointly Developed Products. ICARUS further agrees to license other ICARUS products to SRIC as required for joint product development under a license agreement that is mutually agreeable.

              iii. During the term of this Agreement, SRIC hereby grants to ICARUS a nonexclusive, royalty-free, worldwide license to use the SRIC Marks, solely for uses related to the marketing and distribution of the Jointly Developed Products and solely if used as set forth in Section 3(c) and as follows: "SRI" and the "SRI logos" (or a variation thereof) shall be used only with the words "Consulting" or "SRI Consulting." During the term of this Agreement, ICARUS hereby grants to SRIC a nonexclusive, royalty-free, worldwide license to use the ICARUS Marks, solely for uses related to the marketing and distribution of the Jointly Developed Products and solely if used as set forth in Section 3(c) and as follows: ICARUS, ICARUS 2000, ICARUS 2000 NT, and ICARUS Process Evaluator.

         c. [*] The parties agree to cooperate with each other in applying for, and in executing any, applications and/or assignments reasonably necessary to protect such Intellectual Property Rights (including but not limited to the Jointly Developed Marks), the cost and expense of which shall be borne equally. Each party agrees to refrain from using or filing any application(s) to register, in any class and in any country, the Jointly Developed Marks without the prior written approval of the other party. Except as provided in the next sentence, during the term hereof and for a period ending two (2) years after its expiration or earlier termination, each party agrees not to sell, license or otherwise market or

---------------------

[*] This information has been omitted pursuant to a request for confidential treatment.


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distribute the jointly owned rights or its interest therein without the prior written consent of the other party. Upon the expiration or earlier termination of this Agreement for any reason, the parties shall endeavor to enter into a license agreement pursuant to which one party shall license the Jointly Developed Products and the Jointly Developed Marks to the other at an agreed upon royalty.

         8.       PRICING; FEES AND REVENUE SHARING

                  a. Jointly Developed Products. The pricing for the Jointly Developed Products and the fee and revenue sharing arrangement shall be as follows:

                            i.      Pricing. The price schedule for
each Jointly Developed Product will be determined by mutual agreement of the parties after completion of the beta testing phase and prior to additional product development. It is the intent of the parties that each Jointly Developed Product be priced to represent value in the marketplace with respect to the inherent process and project technology represented in such Jointly Developed Product and the calendar time and effort hours saved by use of the Jointly Developed Product by the customer.

                           ii.      Fees and Revenue Sharing. The price
schedule, marketing fees and revenue sharing between SRIC and ICARUS will be determined for each Jointly Developed Product [*]. Notwithstanding the foregoing, the parties have already agreed that the marketing fee for Business Model and Project Model will be [*] of the product price or license fee [*] of product development and [*] years. The parties further anticipate that each party will receive [*] of the revenue from each Jointly Developed Product sale, license and/or other distribution [*] will be payable to the party who [*], license or other distribution of a Jointly Developed Product.

                  b. Existing Products. The parties will be entitled to marketing fees on completed sales or licensing of existing SRIC PEP Products or ICARUS Products as follows:

                           i.       [*] given by one party to the other that
result in business for the other party will entitle the originating party to payment of a [*] on the [*] base product price for an [*] or the [*] of an [*].



                           ii.      [*] If one party receives a [*] for an [*]
approved by [*] or an [*] for an [*] approved by [*] or product payment for the products [*], the party [*] or [*] will be [*] to



--------------------

[*] This information has been omitted pursuant to a request for confidential treatment.

[*] on the [*] for an [*] or the [*] for an [*] in lieu of the [*] described in subsection 8(i) above. Neither party will be entitled to [*] on [*] from [*] of [*] products, nor will either party be entitled to marketing fees based on revenues [*] of the other party [*].

                  iii. Review of Sales Targets. For the initial six months of the term of this Agreement, ICARUS' Director of Sales and SRIC's PEP Program Director will review quarterly targets for sales contact to avoid customer misunderstandings or complaints. Review of sales targets will continue by mutual agreement of the parties for the remainder of this Agreement.

         c. Other Development Activities. Prior to the commencement of other development activities, the parties will amend this Agreement to set forth the fee and revenue sharing arrangements applicable thereto.

         d. Reconciliation and Payment. The party who completes the sale, license or other distribution of a Jointly Developed Product shall be responsible for billing and collection of the royalty, license fees or other payments from the end-user. Regardless of which party completes the sale, license or other distribution of a SRIC PEP Product or ICARUS Product, the party whose product it is shall be responsible for billing and collection of the royalty or other payments from the end-user. Sales and license agreements will be reviewed quarterly (January 31, April 30, July 31, and October 31) by ICARUS' Director of Sales and SRIC's PEP Program Director for accuracy of claims. Each party will provide a calculation of the marketing fees and other amounts due the other party hereunder on a quarterly basis (January 31, April 30, July 31, October 31) and pay the calculated amount due within 30 days of the quarter end. Except as to manifest errors brought to the attention of the other party within thirty (30) days after its rendition, each such calculation shall be final and conclusive as to each party, as to the items therein set forth (but not as to any omissions). Any amounts not paid when due shall incur interest at the rate of eighteen percent (18%) per annum (or the maximum rate permitted by law, whichever is less).

         e. Costs and Expenses; Taxes. Except as provided in Section 6(c), each party will be responsible for payment of its own costs and expenses related to the research, development, production, marketing, and sale of the Jointly Developed Products and the existing products, and all other costs, charges, taxes and expenses incurred with respect to the Jointly Developed Products, the existing products, and the other activities contemplated by this Agreement. Without limiting the foregoing, each party will be responsible for the payment to governmental authority of any income, capital or franchise taxes imposed on such party with respect to the activities contemplated by this Agreement that are based on or measured by its net income, gross receipts or net worth.

--------------------

[*] This information has been omitted pursuant to a request for confidential treatment.

         9.       CONFIDENTIAL INFORMATION

                  a. The parties recognize and agree that the disclosure of some Proprietary Information is necessary for the carrying out of the activities contemplated by this Agreement. Therefore, the parties agree that during the term of this Agreement, and for a period of two (2) years after its expiration or earlier termination, each party shall maintain the confidentiality of any Proprietary Information disclosed to it. Neither party shall use the other party's Proprietary Information for any purpose except in connection with the activities contemplated by this Agreement. Neither party will disclose or make accessible to any person or business entity of any type any Proprietary Information that was disclosed by one party to the other unless required to do so by judicial or administrative process (provided that the recipient shall promptly notify the discloser and shall allow the discloser a reasonable time to oppose such process before making disclosure). The parties agree that access to any disclosed Proprietary Information will be limited to employees or subcontractors who have a need to know such Proprietary Information for the purpose of carrying out the terms of this Agreement and who have agreed in writing to receive it under terms at least as restrictive as those contained herein. The parties further agree that any Proprietary Information will be safeguarded by the recipient with the same degree of care it would use for its own proprietary or confidential information. Each party will immediately notify the other of any unauthorized use or disclosure of the Proprietary Information and will assist the other in remedying such unauthorized use or disclosure.

                  b. Each party agrees that a breach by that party of this
Section 9 will cause irreparable damage to the other party for which the recovery of monetary damages would be inadequate, and therefore specifically agrees that such other party is entitled to obtain temporary, preliminary, and permanent injunctive relief to protect its rights hereunder, in addition to any and all other remedies available at law or equity.

                  c. This section shall not apply to information: (i) that is or becomes available to the public other than by breach of this Agreement; (ii) that is rightfully received by the recipient from a third party without confidentiality limitations; (iii) that the recipient can demonstrate by clear and convincing evidence was independently developed by the recipient's employees or subcontractors without access to the Proprietary Information; or (iv) that is shown by written evidence to have been known by the recipient without any restrictions as to use or disclosure prior to the disclosure of the Proprietary Information to the recipient.

                  d. The Proprietary Information disclosed by one party to the other, and any copies thereof created by the recipient, shall remain the property of the discloser. Upon the expiration or earlier termination of this Agreement, the recipient shall within fourteen (14) days return to the discloser, or at the discloser's election destroy, all Proprietary Information of the discloser, and all copies thereof, and provide a written accounting to the discloser of such return or destruction unless retention of such information is necessary to fulfill the discloser's obligation to continue to provide support to end-users pursuant to Section 6(d), in which case the recipient shall return or destroy such information and provide such accounting at the earliest possible time when such retention is no longer necessary.

                  e. Except as otherwise provided herein, no license or conveyance of any rights in any Proprietary Information or Intellectual Property Rights is granted or implied by the disclosure of Proprietary Information under this Agreement.

         10.      OTHER ACTIVITIES

                  During the term of this Agreement, (i) each party agrees not to develop products that will directly compete with the Jointly Developed Products, and (ii) each party agrees not to license the ICARUS Technology (in the case of ICARUS) or the SRIC Technology (in the case of SRIC) to third parties to use in the development, production, marketing, sale, license and other distribution of products that will directly compete with the Jointly Developed Products. Subject to the foregoing, each party may (i) pursue other business opportunities that integrate its own Technology with other products and
(ii) engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither party shall have any right by virtue of this Agreement in or to such other business opportunities or ventures, or in or to the income or profits derived therefrom.

         11.      REPRESENTATIONS AND WARRANTIES (TECHNOLOGY AND
                  INTELLECTUAL PROPERTY)

                  a. SRIC hereby represents and warrants that (i) the SRIC Technology is original and does not and will not infringe upon the Intellectual Property Rights of any third party and (ii) SRIC is (or with respect to modifications, enhancements and upgrades will be) the sole and exclusive owner or licensee of all rights in the SRIC Technology. SRIC's liability for a breach of this representation and warranty shall be subject to the limitation of liability contained in Section 13. EXCEPT FOR THE FOREGOING REPRESENTATION AND WARRANTY, THE SRIC TECHNOLOGY IS PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  b. ICARUS hereby represents and warrants that (i) the ICARUS Technology is original and does not and will infringe upon the Intellectual Property Rights of any third party and (ii) ICARUS is (or with respect to modifications, enhancements and upgrades will be) the sole and exclusive owner or licensee of all rights in the ICARUS Technology. ICARUS' liability for a breach of this representation and warranty shall be subject to the limitation of liability contained in Section 13. EXCEPT FOR THE FOREGOING REPRESENTATION AND WARRANTY, THE ICARUS TECHNOLOGY IS PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         12. INDEMNITIES

                  a. SRIC agrees at its expense to defend, indemnify and hold harmless ICARUS, its respective officers, directors, employees, and agents (collectively, "ICARUS Indemnitees") from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claims, suits or proceedings, whatever their nature and however arising, that may be brought or made against any ICARUS Indemnitee (i) by reason of SRIC's material breach, default, performance, or nonperformance of this Agreement or by reason of SRIC's material breach of any representation or warranty contained herein (including the representations and warranties made in Section 1l(a)); or (ii) for any personal injury, product liability or other claim arising from SRIC's performance under this Agreement; provided, that (i) ICARUS notifies SRIC in writing within thirty (30) days of knowledge of the claim; (ii) SRIC has sole control of the defense and all settlement negotiations and the terms and conditions of any final settlement; and (iii) ICARUS provides SRIC with the assistance, information and authority necessary to perform SRIC's obligations under this Section. SRIC will reimburse the reasonable out-of-pocket expenses incurred by ICARUS in providing such assistance. SRIC's LIABILITY TO ICARUS UNDER THIS SECTION 12(a) SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY CONTAINED IN SECTION 13.

                  b. ICARUS agrees at its expense to defend, indemnify and hold harmless SRIC its respective officers, directors, employees, and agents (collectively, "SRIC Indemnitees") from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claims, suits or proceedings, whatever their nature and however arising, that may be brought or made against any SRIC Indemnitee (i) by reason of ICARUS' material breach, default, performance, or nonperformance of this Agreement or by reason of ICARUS' material breach of any representation or warranty contained herein (including the representations and warranties made in Section 1l(b)); or (ii) for any personal injury, product liability or other claim arising from ICARUS' performance under this Agreement; provided, that (i) SRIC notifies ICARUS in writing within thirty (30) days of knowledge of the claim; (ii) ICARUS has sole control of the defense and all settlement negotiations and the terms and conditions of any final settlement; and (iii) SRIC provides ICARUS with the assistance, information and authority necessary to perform ICARUS' obligations under this Section. ICARUS will reimburse the reasonable out-of-pocket expenses incurred by SRIC in providing such assistance. ICARUS' LIABILITY TO SRIC UNDER THIS SECTION 12(b) SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY CONTAINED IN SECTION 13.

                  c. The indemnity provisions contained in this Section 12 shall survive the expiration or earlier termination of this Agreement for a period of two (2) years thereafter.

         13.      LIMITATION OF LIABILITY

                  ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, OR FOR THE LOSS OF ANTICIPATED PROFITS ARISING FROM ANY BREACH OF THIS AGREEMENT BY SUCH PARTY (INCLUDING ANY BREACH OF ANY WARRANTY BY SUCH PARTY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL A PARTY'S LIABILITY TO THE OTHER FOR ANY CLAIM REGARDLESS OF LEGAL THEORY EXCEED ONE MILLION UNITED STATES DOLLARS (US$1,000,000). THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN EACH OF THE PARTIES, AND THE FEE AND REVENUE SHARING ARRANGEMENTS CONTAINED HEREIN REFLECT THIS ALLOCATION OF RISK AND THE LIMITATION OF LIABILITY SPECIFIED HEREIN.

         14.      REPRESENTATIONS' WARRANTIES AND COVENANTS (GENERAL)

                  a. SRIC hereby makes the following representations and warranties to, and covenants with, ICARUS, with full knowledge that ICARUS is acting in reliance thereon in executing this Agreement and entering into and carrying on the activities contemplated hereunder:

                           i.       Organization. SRIC is, and during the term
of this Agreement shall, at all times, continue to be a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

                           ii.      Authority. SRIC has all requisite power
and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by SRIC of this Agreement, and the performance by SRIC of its obligations hereunder, have been duly and validly authorized by SRIC, and no other corporate proceedings on the part of SRIC are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by SRIC, and this Agreement and all exhibits and documents executed and delivered by SRIC in connection with the consummation of the transactions contemplated hereby, are the valid and legally binding obligations of SRIC, enforceable against SRIC in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor's rights generally and by principles of equity (whether considered in a proceeding at law or in equity). No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by SRIC of this Agreement.

                            iii.    No Violation. The execution, delivery and
performance by SRIC of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with, or result in the breach of any provision of the charter documents or by-laws of SRIC, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material instrument, contract or other agreement to which SRIC is a party or by or to which any of its assets or properties may be bound or subject, (iii) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon, SRIC or any of its assets or properties, (iv) violate any statute, law or regulation of any governmental or regulatory body; or (v) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of SRIC.

                  b. ICARUS hereby makes the following representations and warranties to, and covenants with, SRIC, with full knowledge that SRIC is acting in reliance thereon in executing this Agreement and entering into and carrying on the activities contemplated hereunder:

                            i.      Organization. ICARUS is, and during the term
of this Agreement shall, at all times, continue to be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

                            ii.     Authority. ICARUS has all requisite power
and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by ICARUS of this Agreement, and the performance by ICARUS of its obligations hereunder, have been duly and validly authorized by ICARUS, and no other corporate proceedings on the part of ICARUS are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by ICARUS, and this Agreement and all exhibits and documents executed and delivered by ICARUS in connection with the consummation of the transactions contemplated hereby, are the valid and legally binding obligations of ICARUS, enforceable against ICARUS in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor's rights generally and by principles of equity (whether considered in a proceeding at law or in equity). No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by ICARUS of this Agreement.

                            iii.    No Violation. The execution, delivery and
performance by ICARUS of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with, or result in the breach of any provision of the charter documents or by-laws of ICARUS, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material instrument, contract or other agreement to which ICARUS is a party or by or to which any of its assets or properties may be bound or subject, (iii) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon, ICARUS or any of its assets or properties, (iv) violate any statute, law or regulation of any governmental or regulatory body; or (v) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of ICARUS.

         15.      MISCELLANEOUS

                  a.       Dispute Resolution.

                           i.     The parties will attempt in good faith to
resolve through negotiation any dispute, claim or controversy arising out of or relating-to this Agreement. Either party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within five days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within ten days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

                           ii.    If the dispute is not resolved by these
negotiations, the parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to J.A.M.S./ENDISPUTE ("JAMS"), or its successor, for non-binding mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

         iii. If the dispute is not resolved by negotiations or mediation, the parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 USC Sec. 1 et seq. in the City and County of San Francisco. The arbitration will be conducted in accordance with the provisions of JAMS's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon any arbitration award may be entered in any court having jurisdiction. Either party may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action. If JAMS or its successor is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve.

         iv. Each party agrees to keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

             b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

             c. Notice. Any notice or other communication required or desired to be given under this Agreement shall be in writing and in the English language and shall be personally delivered or sent by electronic mail, facsimile, overnight courier, or certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient as set forth in the preamble to this Agreement or to such other address as shall be given to the other party in writing. Notices delivered in person shall be effective upon receipt; notices sent by electronic mail or fax shall be effective upon confirmed receipt; notices sent by courier shall be effective upon receipt; and notices sent by mail shall be effective five business days after being deposited in the mail as provided above.

         d. Severability. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions hereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         e. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement expressly supersedes all previous correspondence, proposals, acceptance letters, letters of intent and memoranda of understanding whether signed or unsigned, that relate to the subject matter hereof, including without limitation the "Principles of Agreement for a Marketing and Product Development Agreement" signed May 29, 1997. No amendment to or modification of this Agreement is valid unless made in writing and signed by the parties hereto. Each party recognizes that no inducements or promises, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement.

         f. Assignment. The rights, benefits, duties and obligations of this Agreement shall bind and inure to the benefit of each party's respective successors and assigns, provided that this Agreement may not be assigned or transferred by a party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         g. Waiver. The failure of either party to insist upon strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance herewith or with any other term, condition, or provision hereof, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of the Agreement on the part of either party shall be effective for ANY purpose whatsoever unless such waiver is in writing and signed by such party and then only in the specific instance and for the specific purpose given.

         h. Headings. The headings of sections are inserted for convenience and shall not affect any interpretation of this Agreement. All references to Sections and Exhibits without further attribution shall be deemed to refer to the Sections and Exhibits to this Agreement.

         i. Agency Authority. Nothing contained herein shall give either party the authority to bind the other in any transaction relating to this Agreement or otherwise. Except as expressly contained herein, nothing in this Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

         j. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered a part of a single, original agreement.

         k. Transaction Costs. Each party will be responsible for its own transaction costs with respect to the preparation, execution and delivery of this Agreement.

         l. No Third-Party Rights. This Agreement shall not (directly, indirectly, contingently or otherwise) confer or be construed as conferring any rights or benefits on any person (other than the parties and their permitted successors and assigns).

    IN WITNESS WHEREOF, SRIC and ICARUS have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SRI Consulting, Inc.
By:
Its:

ICARUS Corporation
By:
Its:

                                    Exhibit A


The following are ICARUS Marks and Logos as of 8 July 1997.

Mark                                          Status
----------------------------------------------------
ARCHES & Design                               Service Mark Reg. No. 1,088,288
CCOST                                         Proprietary Mark
COST and Design                               Service Mark Reg. No. 947,465
ICARUS & Design                               Pending
ICARUS 2000 NT                                Proprietary Mark
ICARUS 2000                                   Reg. No. 1,675,542
ICARUS Manpower Productivity Expert           Proprietary Mark
ICARUS Mentor Design                          Reg. No. 1,715,096
ICARUS Mentor -                               Trademark
ICARUS Process Evaluator                      Pending
ICARUS Project Manager & Design               Pending
ICARUS Project Object Database                Trademark
ICARUS                                        Pending
ICUE Reporter                                 Trademark
ICUE                                          Trademark
Questimate                                    Reg. No. 1,519,653
Translating Ideas into Dollars                Trademark

                                    Exhibit B


The following are SRIC logos protected under this agreement.

[SRI CONSULTING (logo)]

[Subsidiary of SRI International

(logo)]

In addition to the SRIC marks indicated in Section l.o, the following marks are also protected:
Process Economics Program and its common abbreviation, PEP
PEP Bulletin
PEPCOST Cost Estimation Software Program
PEP Yearbook International
Use of other SRIC or SRI International marks and logos is outside the scope of this Agreement.